           SCIOS NOVA INC.
  Computation of Net Loss Per Share

  (Calculated in accordance with the
      guidelines of item 601 of
    Regulation S-K.  The effect of
      stock options on loss per
       share is anti-dilutive)


                                           Three months ended
                                             September 30,
                                          1995            1994
                                      (Unaudited)
PRIMARY:
Average common shares outstanding       36,005,126      35,257,140
Net effect of dilutive stock options -
    based on treasury stock method          63,319         190,140
Average common and common equivalent
    shares outstanding                  36,068,445      35,447,280


Net loss                              ($8,264,000)    ($10,413,000)


Net loss per share                         ($0.23)         ($0.29)

FULLY DILUTED:
Average common shares outstanding       36,005,126      35,257,140
Net effect of dilutive stock options -
    based on treasury stock method          62,500         190,106
Average common and common equivalent -
    shares outstanding                  36,067,626      35,447,246


Net loss                              ($8,264,000)    ($10,413,000)


Net loss per share                         ($0.23)         ($0.29)


See notes to consolidated financial statements.

             Exhibit 11.1